Exhibit 3.3

Delaware

The first State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF OWNERSHIP, WHICH MERGES:

“ALJ MERGER SUB, INC.” , A DELAWARE CORPORATION, WITH AND INTO “YOUTHSTREAM MEDIA NETWORKS, INC. “UNDER THE NAME OF “ALJ REGIONAL HOLDINGS, INC.”, A CORPORATION ORGANIZED AND EXISTING UNDER THE LAWS OF THE STATE OF DELAWARE, AS RECEIVED AND FILED IN THIS OFFICE THE TWENTY-THIRD DAY OF OCTOBER, A.D. 2006, AT 5:47 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE AND KENT COUNTY RECORDER OF DEEDS.

/s/ Harriet Smith Windsor
Harriet Smith Windsor, Secretary of State
3060183 8100M	AUTHENTICATION: 5138726
060972089	DATE: 10-23-06

EXHIBIT 4

State of Delaware Secretary of State Division of Corporations Delivered 05:47 PM 10/23/2006 FILED 05:47 PM 10/23/2006 SRV 060972089 - 3060183 FILE

CERTIFICATE OF OWNERSHIP

AND MERGER

OF

YOUTHSTREAM MEDIA NETWORKS, INC.

(a Delaware corporation)

AND

ALJ MERGER SUB, INC.

(a Delaware corporation)

YouthStream Media Networks, Inc., a Delaware corporation (the “Company”) does hereby certify as follows in accordance with Section 253 of the Delaware General Corporation Law (“DGCL”):

FIRST: The Company owns 100% of the issued and outstanding stock of ALJ Merger Sub, Inc., a Delaware corporation (“Merger Sub”).

SECOND: That, pursuant to duly adopted resolutions of the Board of Directors of the Company, dated as of October 17, 2006, Merger Sub will merge with and into the Company, with the Company as the surviving entity (the “Merger”), under the following resolutions which were then adopted:

“RESOLVED, FURTHER, that Merger Sub will merge with and into the Company with the Company surviving the merger and assuming all of Merger Sub’s obligations (the “Merger”);

RESOLVED, FURTHER, that after the Merger, the name of the Company will be “ALJ Regional Holdings, Inc.”;

RESOLVED, FURTHER, that the Authorized Officers are hereby directed to make, execute and file with the Delaware Secretary of State a Certificate of Ownership and Merger pursuant to DGCL Section 253 setting forth a copy of the resolutions, including the date of adoption thereof, approving: (1) the Merger, (2) the Company’s assumption of all of Merger Sub’s obligations, and (3) the change of the Company’s name to “ALJ Regional Holdings, Inc.” (the “Certificate of Merger”);

RESOLVED, FURTHER, that the Merger and the change of the Company’s name shall be effective upon the filing of the Certificate of Merger with the Delaware Secretary of State;

RESOLVED, FURTHER, that the Authorized Officers be, and each of them hereby is authorized and empowered, for and in the name and on behalf of the Company, to execute and deliver any and all certificates, agreements and other documents, take any and all steps and do any and all things which they, or any of them, may deem necessary or advisable) in order to effectuate the intent and purposes of each and all of the foregoing resolutions; and

RESOLVED, FURTHER, that any and all actions taken by the Authorized Officers or either of them prior to the date of the adoption of these resolutions that arc consistent with effectuating the intent and purposes of each and all of the foregoing resolutions are hereby ratified, confirmed and approved as the act and deed of the Company.”

THIRD: Upon the effective date of the Merger, the Company shall assume all of Merger Sub’s obligations.

FOURTH: Upon the effective date of the Merger, the name of the Company shall change to ALJ Regional Holdings, Inc.

[Remainder of Page Intentionally Left Blank]

Executed and verified this 23 day of October, 2006.

YOUTHSTREAM MEDIA NETWORKS, INC., a Delaware corporation

By:	/s/ John Scheel
John Scheel, Chief Executive Officer

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